Issuer Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                  Registration Nos. 333-131707 and 333-131707-03
                            (Supplementing Prospectus Dated February 9, 2006 and
                                  Prospectus Supplement Dated February 13, 2006)


                                FINAL TERM SHEET
                        Countrywide Financial Corporation
                           Medium-Term Notes, Series B
                             Due Nine Months or More
                               From Date of Issue
               Payment of Principal, Premium, if any, and Interest
                     Fully and Unconditionally Guaranteed by
                          Countrywide Home Loans, Inc.

Issuer:                                   Countrywide Financial Corp
Ratings:                                  A3 / A / A (Stable All)
Type:                             SEC Registered Medium-Term Floating Rate Notes
Principal Amount:                         $800,000,000
Trade Date:                               March 21, 2006
Settlement Date:                          March 24, 2006
First Pay Date:                           June 24, 2006
Maturity Date:                            March 24, 2009
Payment                                   and Reset Dates: Interest pays
                                          quarterly on each March 24, June 24,
                                          September 24, and December 24 of each
                                          year, commencing June 24, 2006 and
                                          ending on the maturity date. Interest
                                          resets quarterly on each interest
                                          payment date.
Day Count Convention:                     Actual / 360
Business Day Convention:                  Modified Following Adjusted
Benchmark:                        3 Month LIBOR, as determined by LIBOR Telerate
Spread:                                   22 basis points
Issue Price:                              100.000
Underwriting Discount:                    0.25%
Cusip:                                    22238HBD1
ISIN and Common Code:                     TBD
Bookrunners (28.333%):                    Citigroup Global Markets Inc.
                                          Goldman, Sachs & Co.
Lead Manager (28.333%):                   Countrywide Securities Corp.
Co-Managers (7.5%):                       BNY Capital Markets, Inc.
                                          Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together, the Offer Documentation), for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offer Documentation from the underwriters by calling Citigroup Global Markets Inc. toll free at 1-800-248-3580, Goldman, Sachs & Co. toll free at 1-866-471-2526, or by calling Countrywide Securities Corporation at 1-818-225-4820.